Exhibit 99.1

Gemini Therapeutics Reports 2021 Financial Results

Remote-First-Company/Mass. – March 10, 2022 – Gemini Therapeutics, Inc. (Nasdaq: GMTX) today reported financial results for the year ended December 31, 2021.

“As previously announced this year, Gemini Therapeutics has initiated a process to evaluate strategic options to maximize shareholder value that may potentially result in changes to our business strategy. While we have not set a timetable for completion of this strategic review process, we look forward to providing an update in the future if and when appropriate,” said Georges Gemayel, Ph.D. Executive Chair and interim President and Chief Executive Officer.

Full Year 2021 Financial Results

Gemini reported a net loss of $71.9 million for the full year 2021 compared to $40.8 million for the same period in 2020. Research and development expenses were $48.7 million and $28.2 million for the twelve months ended December 31, 2021 and 2020, respectively. The full year increase was primarily due to an increase in external research and development costs related to clinical trial activities of GEM103.

General and administrative expenses were $20.3 million and $5.9 million for the twelve months ended December 31, 2021 and 2020, respectively. The full year increase was primarily due to higher personnel-related costs and higher legal, insurance and other professional fees incurred in connection with operating as a public company.

As of December 31, 2021, cash and cash equivalents totaled $136.6 million, with approximately 43.2 million shares of common stock outstanding.

About Gemini Therapeutics

Gemini Therapeutics is a clinical stage precision medicine company developing novel therapeutic compounds to treat genetically defined age-related macular degeneration (AMD). Gemini’s candidate, GEM103, is a recombinant form of human complement factor H protein (CFH) and is designed to address both complement hyperactivity and restore retinal health in patients with AMD. GEM103 has been evaluated in a Phase 2a trial in dry AMD patients with a CFH risk variant and a Phase 1/2a study in patients with neovascular age-related macular degeneration with or at risk for macular atrophy. Gemini is also working to advance a potentiating antibody for CFH, GEM307, towards clinical development for treatment of systemic diseases. For more information, visit www.geminitherapeutics.com.

Availability of Other Information About Gemini Therapeutics

Investors and others should note that we communicate with our investors and the public using our website (www.geminitherapeutics.com), the investor relations website (https://investors.geminitherapeutics.com/), including but not limited to investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Gemini posts on these channels and websites could be deemed to be material information. As a result, Gemini encourages investors, the media, and others interested in

Gemini to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Gemini’s investor relations website and may include additional social media channels. The contents of Gemini’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Gemini’s Forward-Looking Statements

Certain statements in this press release and the information incorporated herein by reference may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the benefits we expect to receive from the restructuring, the timing and success of the strategic alternative review process or the ability to complete a potential strategic transaction. Forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in the Gemini’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors included in any of our future filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the ongoing COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Our forward-looking statements only speak as of the date they are made, and we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Gemini Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Operating expenses:
Research and development	$48,717	$28,170
General and administrative	20,285	5,870

Total operating expenses	69,002	34,040

Loss from operations	(69,002)	(34,040)
Other income (expense):
Interest expense	(2,158)	(6,826)
Interest income	15	37
Loss on conversion of convertible notes	(711)	—
Change in fair value of warrant liability	—	(8)
Other expense	(13)	—

Net loss and comprehensive loss	$(71,869)	$(40,837)

Net loss per share, basic and diluted	$(1.78)	$(2.70)
Weighted average common shares outstanding, basic and diluted	40,362,303	15,115,129

Gemini Therapeutics, Inc.

Consolidated Balance Sheets

(In Thousands)

	December 31,
	2021	2020
Assets
Cash and cash equivalents	$136,627	$4,503
Other current assets	3,473	562

Total current assets	140,100	5,065
Other assets	337	3,254

Total assets	$140,437	$8,319

Liabilities and stockholders’ equity (deficit)
Current liabilities	$14,834	$24,876
Long-term liabilities	762	5,304

Total liabilities	15,596	30,180

Total stockholders’ equity (deficit)	124,841	(21,861)

Total liabilities and stockholders’ equity (deficit)	$140,437	$8,319

Contact:

Brian Piekos

(617) 401-4400

IR@geminitherapeutics.com